Exhibit 99.1

GigOptix, Inc. Completes Acquisition of Magnum Semiconductor, Inc.

Company Renamed GigPeak, Inc., Effective Immediately

SAN JOSE, Calif. - April 6, 2016 - GigPeak, Inc. (NYSE MKT:GIG), a lead innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the Network and the Cloud, today announced that on Tuesday, April 5, 2016, it had closed its acquisition of Magnum Semiconductor, Inc., a privately-held Milpitas, California-based provider of silicon ICs, SoCs, software, and IP for the professional video broadcast and IoT camera markets.

As previously announced on Monday, April 4, 2016, the cash and stock transaction was valued at approximately $54 million net based upon the average closing price of GigOptix stock for the trailing thirty day period ended April 1, 2016.

Effective today, April 6, 2016, GigOptix, Inc. has been renamed GigPeak, Inc. The renaming represents the broadening scope and capabilities of GigPeak, which brings together GigOptix’s leading high-speed enterprise networking connectivity portfolio with Magnum’s world-class expertise in video broadcasting, compression, and analytics to create a lead innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the Network and the Cloud. The Company continues to trade on the NYSE MKT exchange under the symbol “GIG.”

“The acquisition of Magnum Semiconductor reflects a new chapter in our history, and serves as a significant step in realizing the promise of our initial roadmap and strategic plan we set out upon inception in April 2007 to expand GigOptix through inorganic and organic growth with the goal of reaching $100 million in annualized revenue within 10 years of our inception,” said Dr. Avi Katz, GigPeak’s Founder, Chairman of the Board of Directors and Chief Executive Officer.  “GigPeak now has a significantly stronger financial foundation and larger product portfolio to further enhance our mission of enabling high-speed and high-quality information streaming end-to-end over the network, from the core to the consumer, while touching the cloud through the enterprise and the end customers.   This expanded product base significantly increases our addressable market to nearly $5 billion as we launch GigPeak today.  I am very excited about our future and believe GigPeak will continue to deliver even stronger financial results and meaningful shareholder value.”

Highlights of the Magnum Acquisition Include the Following Expectations:

●	Immediately accretive to GigOptix FY 2016 financial results
●	When adding the 9 months of Magnum’s projected financial results left in FY 2016, the GigPeak post acquisition outlook for FY 2016, compared with GigOptix’s standalone results in FY 2015, includes:
o	Revenue in the range of $60 million to $62 million, up approximately 50% from $40.4 million in FY 2015

o	Non-GAAP gross margin to increase to a range of 69% to 71%, up from 65% in FY 2015
o	Adjusted EBITDA margin to increase to a range of 27% to 29%, up from 25% in FY 2015
o	Non-GAAP earnings per diluted share to be in a range of $0.22 to $0.24, up from $0.19 in FY 2015. The projected increase in FY 2016 earnings per diluted share accretion is in spite of an approximately 20% increase in share count through the acquisition of Magnum and the recently announced direct investment by PDSTI
●	Enhances footprint utilization and reduces total cost of ownership of existing network pipes from the core to the end user
●	Expands and further differentiates the GigPeak product portfolio and addressable markets, providing additional growth opportunities, and expanding the current GigOptix addressable markets of approximately $1 billion to nearly $5 billion by adding the broadcasting, IoT, and consumer markets

Terms and Structure of the Transaction

The acquisition was executed via a combination of stock and cash, issuing approximately 6.9 million shares and paying an additional approximately $36.2 million in net cash, a significant portion of which will be used to repay Magnum’s outstanding debt and other liabilities.  The amounts to be paid are subject to customary adjustments.  The purchase price of the acquisition was funded from a combination of cash on hand and incurrence of additional indebtedness through a $15 million term loan provided by Silicon Valley Bank.

Further details of the transaction and arrangement are set out in GigOptix’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 4, 2016.

GigPeak, Inc., Q1’16 Financial Results Conference Call on April 18, 2016, at 5:00 p.m. ET

GigPeak will host a conference call on Monday, April 18, 2016, at 5:00 p.m. ET/2:00 .m. PT to discuss the Q1’16 financial results of GigOptix, Inc.  To access the conference call, please dial (719) 325-2495. No passcode is needed.  A live webcast will be available in the Investors section of GigPeak’s website at www.gigpeak.com.  The replay dial-in number is (858) 384-5517, and the passcode is 7907444.

GigPeak, Inc., NYSE Opening Bell Ceremony Today, April 6, 2016

GigPeak’s Founder, Chairman of the Board of Directors and Chief Executive Officer, Dr. Avi Katz, joined by GigPeak’s executives and the Company’s 2015 Hall-Of-Fame nominated employees, will ring the NYSE Opening Bell® today, Wednesday, April 6, 2016.  A live stream of The Opening Bell® can be viewed at https://www.nyse.com/bell.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "believe," "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the acquisition of Magnum Semiconductor and its closing, projected plans for GigPeak after the acquisition, including an expanded product portfolio, new product development and introduction, product sales growth and projected revenues, other financial impacts of the acquisition, the entry into an expanded credit facility with Silicon Valley Bank and the new name, GigPeak, Inc. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability of the parties to satisfy the conditions for closing the acquisition and the entry into and funding of the loan by Silicon Valley Bank, the ability to integrate the two companies, including retention of key personnel of Magnum Semiconductor and maintaining sales to existing Magnum Semiconductor customers, the ability to successfully rebrand the company, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify and the success of product sales in new markets or of recently produced product offerings, including bundled product solutions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the GigOptix filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigPeak as of the date hereof, and GigPeak assumes no obligation to update any forward-looking statement.

About GigPeak, Inc.

GigPeak, Inc. (NYSE MKT: GIG) is a lead innovator of semiconductor ICs and software solutions for high-speed connectivity and high-quality video compression over the Network and the Cloud. The focus of the company is to develop and deliver products that enable lower power consumption and faster data connectivity, more efficient use of network infrastructure, broader connectivity to the Cloud, and reduce the total cost of ownership of existing network pipes from the core to the end user. GigPeak addresses both the speed of data transmission and the amount of bandwidth the data consumes within the network, and provides solutions that increase the efficiency of the Internet of Things, leveraging our strength in high-speed connectivity and highest quality video compression. The extended product portfolio provides more flexibility to support changing market requirements from ICs and MMICs through full software programmability and cost efficient custom ASICs.

Contacts

GigPeak, Inc.
Dr. Raluca Dinu, 408-522-3117
EVP Global Customer Operations
rdinu@gigpeak.com

or

Investor Relations:
Darrow Associates, Inc.
Jim Fanucchi, 408-404-5400
ir@gigpeak.com